FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 277-5162 info@berkmanassociates.com	Company Contact: Daniel Bernstein President (201) 432-0463
Bel Comments on Letter from Technitrol;
Bel May Purchase Shares of its Class A Common Stock

JERSEY CITY, New Jersey, March 26, 2007 . . . Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) commented today on the letter it received from Technitrol, Inc. (NYSE:TNL) offering to acquire Bel for $40.30 per share in cash. Bel’s Board of Directors believes that Technitrol’s proposal significantly undervalues Bel’s stock, especially considering Bel’s cash and cash equivalents of approximately $92 million at December 31, 2006. While the Board is discussing all of its options with its investment bankers in light of Technitrol’s letter, it is confident in the plans management has implemented for the Company’s growth, including its acquisition strategy, and believes that a stock buyback program is in the best interests of Bel’s shareholders.

Accordingly, Bel announced today that, pursuant to the authorization provided by Bel’s Board in 2000 to purchase up to 10% of the Company’s outstanding common shares, it may commence purchasing up to 1,100,000 shares of the Company’s Class A Common Stock from time to time in privately negotiated transactions or in the market. To date, a total of 23,600 shares of Bel’s Class B Common Stock have been purchased under the 2000 Board authorization. Any purchases will be funded from the Company’s working capital and will be made in management’s discretion. As a result of the purchases, the percentage of the Class A Common Stock owned by Daniel Bernstein (Bel’s CEO and a director of the Company), Howard Bernstein (a director of Bel and Daniel Bernstein’s uncle) and the estate of Elliot Bernstein (Bel’s founder, who was Daniel Bernstein’s father and Howard Bernstein’s brother) are expected to increase.

About Bel
Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC-DC converters, integrated analog front end modules, custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. The factors that could cause actual results to differ materially from such statements are detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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